EXHIBIT 99.1

NEWS RELEASE

CONTACT:  MICHAEL KADY
FOR RELEASE:  IMMEDIATE
1-800-345-9680


                       QUIPP ANNOUNCES INCREASED EARNINGS
                    AND IMPROVING ORDERS FOR THE 3RD QUARTER


MIAMI, FL, OCTOBER 27, 2003 - Quipp, Inc. (Nasdaq: QUIP) reported net income of $55,000, or $0.04 per share (also $0.04 per fully diluted share), on revenues of $4,816,000 for the third quarter. These results compare to a net loss of $71,000, or $0.05 per share (and $0.05 per fully diluted share), on revenues of $3,702,000 during the third quarter of 2002.

For the nine months ended September 30, 2003 Quipp's net loss is $121,000 ($0.09 per basic and fully diluted share) compared to a net loss of $171,000 ($0.12 per basic and fully diluted share) during the same period of last year. Revenues increased 11% compared to the first nine months of 2002, to $13,145,000 in the current year.

"Published reports indicate that the newspaper industry is reflecting the uneven, but net positive, recent gains throughout the U.S. economy," according to Michael S. Kady, President and Chief Executive Officer of Quipp. "Newspaper advertising revenues reportedly were modestly higher during the first half of 2003 when compared to the first six months of 2002, and we are hopeful that this trend will continue. The rate of growth, however, has been tempered by depressed levels of employment advertising, which reflects the fact that the economic recovery has been supported largely by efficiency gains that have not resulted in job creation."

Mr. Kady also stated: "Many capital spending projects were cancelled or delayed by newspaper executives during the past few years because of the dramatic decline in ad revenues. Our customers have advised us that, while newspaper capital budgets continue to be influenced by caution associated with tepid growth in ad revenues, some equipment and system replacement projects are now considered to be essential."

Finally, Mr. Kady pointed out that, "Quipp's substantial increase in third quarter orders resulted from a single order from a major U.S. newspaper for palletizers, conveyors and ancillary equipment. Without this order, new bookings for the July-September period were relatively flat compared to the past two quarters."
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New orders for the third quarter amounted to $8,578,000 compared to $4,899,000 during the same period last year. The order backlog totaled $10,783,000 as of September 30, 2003, an increase from $7,021,000 at June 30, 2003 and $4,504,000 at September 30, 2002.


                                                      QUARTER ENDED                 NINE MONTHS ENDED
                                                      SEPTEMBER 30,                   SEPTEMBER 30,
                                                   2003           2002              2003          2002
(000's omitted, except per share data)          (UNAUDITED)   (UNAUDITED)       (UNAUDITED)   (UNAUDITED)
                                              ------------------------------   -----------------------------
Net Sales                                         $  4,816     $   3,702      $   13,145      $   11,878

Net Income (loss)                                 $     55     $     (71)     $     (121)     $     (171)

Basic earnings (loss) per share                   $    0.4     $   (0.05)     $    (0.09)     $    (0.12)

Diluted earnings (loss) per share                 $    0.4     $   (0.05)     $    (0.09)     $    (0.12)

Quipp, Inc., through its subsidiary, Quipp Systems, Inc., designs, manufactures, and installs material handling systems and equipment to facilitate the automated bundling and movement of newspapers from the printing press to the delivery truck.

CAUTIONARY STATEMENT: This press release contains forward-looking statements that address, among other things, the effects of improved conditions in the newspaper industry. Actual results could differ materially from those described in the forward looking statements due to, among other things, economic conditions generally and in the newspaper industry, fluctuations in incoming orders, delays in development of new products and lack of customer acceptance of new products.